                                                           Exhibit No. EX-99.l.1

                                     , 2005

MGI Funds
Investors Way
Norwood, MA 02062

Ladies and Gentlemen:

     We propose to acquire  10,000 shares of beneficial  interest (the "Shares")
of the MGI _________ Fund (the "Fund"), a series of the MGI Funds (the "Trust"), at a purchase  price of $10 per share for a total of $100,000.  We will purchase the Shares in a private offering prior to the  effectiveness of the registration statement  filed by the Trust on Form N-1A under the  Securities Act of 1933, as amended,  and the  Investment  Company Act of 1940, as amended (the "1940 Act").
The Shares are being  purchased  pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

     In connection  with such  purchase,  we understand  that we, the purchaser, intend to acquire  the Shares for our own account as the sole  beneficial  owner thereof and have no present  intention of  redeeming or reselling  the Shares so acquired.

     We  consent to the  filing of this  Investment  Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,

MERCER GLOBAL INVESTMENTS, INC.

Name:

Title: